Exhibit 99.1

FOR IMMEDIATE RELEASE
July 30, 2013

CONTACT:
Investors -     (301) 968-9220
Media -     (301) 968-9400

AMERICAN CAPITAL MORTGAGE INVESTMENT CORP.
REPORTS $(0.94) NET LOSS PER SHARE AND
$22.63 NET BOOK VALUE PER SHARE

Bethesda, MD - July 30, 2013 - American Capital Mortgage Investment Corp. (“MTGE” or the “Company”) (Nasdaq: MTGE) today reported a net loss for the quarter ended June 30, 2013 of $(54.4) million, or $(0.94) per share, and net book value of $22.63 per share.

SECOND QUARTER 2013 FINANCIAL HIGHLIGHTS

•	$(0.94) per share of net loss

◦	Resulting mainly from $(5.05) per share in net unrealized losses on agency securities, partially offset by $3.68 per share in net unrealized gains on derivatives and other securities

•	$1.05 per share of net spread and TBA dollar roll income

◦
Includes $0.40 per share of estimated net carry income (also known as "dollar roll income") associated with purchases of agency mortgage-backed securities ("MBS") on a forward-settlement basis through the "to-be-announced" ("TBA") dollar roll market

◦	Includes approximately $0.05 per share of "catch-up" premium amortization benefit due to change in projected constant prepayment rate ("CPR") estimates

•	$0.76 per share of estimated taxable income

◦	Undistributed estimated taxable income of $0.43 per share as of June 30, 2013, down $(0.02) per share from $0.45 per share as of March 31, 2013

•	$0.80 per share dividend declared on June 18, 2013

•	$22.63 per share net book value as of June 30, 2013

◦	Decreased $(1.62) per share, or (6.7)%, from $24.25 per share as of March 31, 2013

◦	Driven primarily by wider spreads in the broader mortgage-backed securities market

•	(3.4)% economic loss on equity for the quarter, or (13.5)% annualized

◦	Comprised of a $(1.62) per share decrease in net book value, partially offset by a $0.80 per share dividend

ADDITIONAL SECOND QUARTER 2013 HIGHLIGHTS

•	$8.8 billion investment portfolio as of June 30, 2013

◦	$7,778 million agency securities

American Capital Mortgage Investment Corp.
July 30, 2013

◦	$91 million net long TBA position

◦	$931 million non-agency securities

•	6.4x "at risk" leverage as of June 30, 2013

◦	6.3x excluding net long TBA mortgage position

•	7.6x average "at risk" leverage for the quarter

◦	5.1x excluding net long TBA mortgage position

•	7.4% average agency portfolio actual CPR for the quarter

◦	8.2% agency portfolio actual CPR for the month of June 2013

◦	6.3% average projected life CPR for agency securities as of June 30, 2013

•	2.30% annualized net interest rate spread for the quarter

◦	2.09% excluding estimated TBA dollar roll income

◦	Includes 15 bps of “catch-up” premium amortization benefit due to change in projected CPR estimates

•	1.96% net interest rate spread as of June 30, 2013

◦	1.94% excluding estimated TBA dollar roll income

•	2.9 million shares of common stock repurchased during the quarter

◦	Represents 4.9% of shares outstanding as of March 31, 2013

◦	$21.34 average net cost per share

“This was a very volatile quarter for the entire fixed-income space,” commented Gary Kain, President and Chief Investment Officer. “Agency MBS were at the eye of the storm as convexity hedging, fixed income fund withdrawals, changes to bank capital requirements and changes in expectations surrounding future Fed accommodation combined to push rates higher and MBS spreads wider. Volatility in the non-agency sector picked up significantly late in the quarter, but the overall impact was muted by the positive momentum in the housing market. As a hybrid REIT, we seek a balance between the liquidity benefits of agency MBS and the yield advantages of non-agency MBS."

"Additionally," continued Mr. Kain, "given rapidly evolving market conditions, this quarter was an excellent example of the benefits of a well-balanced portfolio and a commitment to actively managing the risks embedded in our aggregate portfolio. Looking ahead at a considerably steeper yield curve, wider mortgage spreads and a more benign prepayment landscape, we see a potentially attractive earnings picture as the market stabilizes and we become more comfortable with respect to risk adjusted returns.”

Malon Wilkus, Chair and Chief Executive Officer commented, “Despite the significant market volatility during the first half of this year, we have been able to produce a strong economic return, representing the sum of the percentage change of our book value plus dividend yield, of 18.3% over the last twelve months. While the timing around any potential Fed exit is still unclear, we do believe that the mortgage market has begun its transition towards a model with more support from private capital. While this transition will undoubtedly be both complex and turbulent, we feel strongly about the long term opportunities available to MTGE and look forward to capitalizing on those opportunities as they arise.”

“In addition,” continued Mr. Wilkus, “in response to the significant downdraft in our stock price this quarter, we took the opportunity to repurchase almost 5% of the outstanding shares of MTGE. Furthermore, our board of directors approved an increase in our share repurchase capacity during the quarter from our original $50 million authorization to $150 million. We remain committed to executing under this authorization when it is meaningfully accretive to our net book value per share thereby further enhancing shareholder value.”

American Capital Mortgage Investment Corp.
July 30, 2013

NET BOOK VALUE

As of June 30, 2013, the Company's net book value per share was $22.63, or $(1.62) per share lower than the net book value per share of $24.25 as of March 31, 2013. This decrease in net book value was largely due to wider spreads in the broader mortgage-backed securities market.

INVESTMENT PORTFOLIO

As of June 30, 2013, the Company's $8.8 billion in investments were comprised of an agency portfolio with $7.8 billion in fixed-rate agency securities and a $90.8 million net long TBA position, and a non-agency portfolio of $930.6 million in non-agency securities.

As of June 30, 2013, the Company's agency portfolio was comprised of 29% 15-year, 2% 20-year, and 69% 30-year agency investments. As of June 30, 2013, 74% of the Company's agency portfolio was backed by either lower loan balance mortgages or loans originated under the U.S. Government sponsored Home Affordable Refinance Program ("HARP"), both of which have favorable prepayment attributes and, therefore, a lower risk of prepayment relative to generic agency securities. The Company defines lower loan balance securities as pools backed by original loan balances of up to $150,000 and HARP securities as pools backed by 100% refinance loans with original loan-to-values of at least 80%. The remainder of the Company's agency securities were primarily comprised of low coupon, new issuance fixed-rate agency securities.

The Company accounts for its TBA investments as derivative instruments and recognizes TBA dollar roll income in realized and unrealized gain (loss) on other derivatives and securities, net on the Company's statements of operations. As of June 30, 2013, the Company's TBA mortgage portfolio had a net fair value and net cost basis of approximately $90.8 million and $147.2 million, respectively, and a net carrying value of $(56.4) million reported in derivative assets/(liabilities) on the Company's balance sheet.

TBA dollar roll transactions are a form of off-balance sheet financing of agency MBS. The price differential between agency MBS purchased for a forward settlement date through a TBA dollar roll transaction and the price of agency MBS for settlement in the current month is referred to as the “price drop.” The price drop is the economic equivalent of the net interest carry (interest income less implied financing cost), also referred to as dollar roll income, on the agency MBS earned during the roll period. Given the attractive terms available in the dollar roll market, the Company maintained an average TBA dollar roll position of $3.4 billion (cost basis) during the quarter.

As of June 30, 2013, the Company's non-agency portfolio was comprised of 56% Alt-A, 18% prime, 10% option ARM and 16% subprime.

AGENCY CONSTANT PREPAYMENT RATES

The actual CPR for the Company's agency portfolio during the second quarter of 2013 was 7.4%, compared to 6.3% during the first quarter of 2013. The CPR published in July 2013 for the Company's agency portfolio held as of June 30, 2013 was 8.2%, and the weighted average projected CPR for the remaining life of the Company's agency securities held as of June 30, 2013 was 6.3%.

The Company amortizes and accretes premiums and discounts associated with purchases of agency securities into interest income over the estimated life of such securities based on actual and projected CPRs using the effective yield method. The amortization of premiums (net of any accretion of discounts) on the agency

American Capital Mortgage Investment Corp.
July 30, 2013

portfolio for the quarter was $9 million, or $0.16 per share. The change in the Company's weighted average projected CPR estimate resulted in recognition of approximately $3.1 million, or $0.05 per common share, of "catch-up" premium amortization benefit during the quarter.

The weighted average cost basis of the Company's agency securities was 105.5% and the unamortized agency net premium was $414.5 million as of June 30, 2013. As such, slower actual and projected prepayments can have a meaningful positive impact, while faster actual or projected prepayments can have a meaningful negative impact on the Company's agency asset yields.

NON-AGENCY DISCOUNT ACCRETION

The weighted average cost basis of the Company's non-agency portfolio was 57% of par as of June 30, 2013. Discount accretion on the non-agency portfolio for the quarter was $7.8 million, or $0.13 per share. The total net discount remaining was $641.0 million as of June 30, 2013, with $275.7 million designated as credit reserves.

ASSET YIELDS, COST OF FUNDS AND NET INTEREST RATE SPREAD

The Company's average asset yield on its investment portfolio for the second quarter was 3.17%, compared to 3.11% for the first quarter. Excluding the impact of "catch-up" premium amortization benefit recognized due to changes in projected CPR estimates, the annualized weighted average yield on the Company's investment portfolio was 3.02% for the second quarter, compared to 2.98% for the first quarter. The Company's average asset yield as of June 30, 2013 was 3.10%, a 10 bps increase from 3.00% as of March 31, 2013.

The Company's average cost of funds (derived from the cost of repurchase agreements and interest rate swaps) decreased 2 bps to 1.08% for the second quarter, from 1.10% for the first quarter. The Company's average cost of funds increased 6 bps to 1.16% as of June 30, 2013 from 1.10% as of March 31, 2013. The increase in the Company's average cost of funds was due to higher average swap costs associated with longer duration swaps put on during the quarter.

The Company's average net interest rate spread for the second quarter was 2.30%, an increase of 3 bps from 2.27% for the first quarter. Excluding estimated TBA dollar roll income, the Company's average net interest rate spread for the second quarter was 2.09%, compared to 2.01% for the first quarter. As of June 30, 2013, the Company's average net interest rate spread was 1.96%, compared to 2.09% as of March 31, 2013. Excluding estimated TBA dollar roll income, the Company's average net interest rate spread was 1.94% as of June 30, 2013, compared to 1.90% as of March 31, 2013.

LEVERAGE AND HEDGING ACTIVITIES

As of June 30, 2013, $7.6 billion of the Company's repurchase agreements were used to fund acquisitions of agency and non-agency securities, while the remaining $346 million were used to fund purchases of U.S. Treasury securities and not included in the Company's measurements of leverage. Including net long TBAs outstanding with a cost basis of $147.2 million, the Company's "at risk" leverage ratio was 6.4x as of June 30, 2013. Average leverage during the quarter was 7.6x including the impact of $3.4 billion of net long TBAs at cost.

American Capital Mortgage Investment Corp.
July 30, 2013

The $7.6 billion borrowed under agency and non-agency repurchase agreements as of June 30, 2013 had original maturities consisting of:

•	$0.7 billion of one month or less;

•	$1.3 billion between one and two months;

•	$1.4 billion between two and three months;

•	$2.5 billion between three and six months;

•	$1.0 billion between six and nine months;

•	$0.5 billion between nine and twelve months; and

•	$0.3 billion greater than twelve months.

The Company increased the weighted average original maturity of its agency and non-agency repurchase agreements to 139 days as of June 30, 2013, from 108 days as of March 31, 2013. As of June 30, 2013, the Company's agency and non-agency repurchase agreements had an average 93 days remaining to maturity, an increase from 77 days as of March 31, 2013.

As of June 30, 2013, the Company had repurchase agreements with 30 financial institutions and less than 6% of the Company's equity at risk was with any one counterparty, with the top five counterparties representing less than 22% of the Company's equity at risk.

"We have continued to obtain attractive funding, despite the sharp rise in interest rates and the general underperformance of mortgage-backed securities," commented Peter Federico, Senior Vice President and Chief Risk Officer. "Our average haircuts on agency and non-agency borrowings remained stable and our average repo rates for agency and non-agency securities both improved slightly during the quarter."

The Company's interest rate swap positions as of June 30, 2013 totaled $5.6 billion in notional amount (including $1.6 billion of forward starting swaps commencing during the third quarter, with a pay rate of 1.84%) at a weighted average fixed pay rate of 1.63%, a weighted average receive rate of 0.28% and a weighted average maturity of 6.6 years. The Company enters into interest rate swaps with longer maturities with the intention of protecting its net book value and longer term earnings potential.
The Company also utilizes interest rate swaptions to mitigate the Company's exposure to larger, more rapid increases in interest rates. As of June 30, 2013, the Company held payer swaption contracts with a total notional amount of $2.1 billion and a weighted average expiration of 1.6 years. These swaptions have an underlying weighted average interest rate swap term of 8.1 years, with a weighted average pay rate of 2.96%.
In addition to interest rate swaps and swaptions, the Company held net short positions in U.S. Treasury securities and futures with a combined face amount of $0.4 billion.
As of June 30, 2013, 106% of the Company's combined repurchase agreement and net long TBA balance was hedged through interest rate swaps, interest rate swaptions and net short positions in U.S. Treasury securities and futures.

OTHER GAINS (LOSSES), NET

The Company has elected to record all investments at fair value with all changes in fair value recorded in current GAAP earnings as other gains (losses). In addition, the Company has not designated any derivatives as hedges for GAAP accounting purposes and therefore all changes in the fair value of derivatives are recorded in current GAAP earnings as other gains (losses).

American Capital Mortgage Investment Corp.
July 30, 2013

During the first quarter, the Company recorded $(102.2) million in other gains (losses), net, or $(1.76) per share. Other gains (losses), net, for the quarter are comprised of:

•	$(21.0) million of net realized loss on agency securities;

•	$8.3 million of net realized gain on non-agency securities;

•	$(292.9) million of net unrealized loss on agency securities;

•	$(23.8) million of net unrealized loss on non-agency securities;

•	$(10.0) million in realized loss on periodic settlements of interest rate swaps;

•	$23.9 million of net realized gain on other derivatives and securities; and

•	$213.3 million of net unrealized gain on other derivatives and securities.

Realized and unrealized net gains on other derivatives and securities during the second quarter include $222.8 million related to interest rate swaps and swaptions, $52.4 million related to net short treasury securities and futures, $23.2 million of TBA dollar roll income and $(61.2) million of net losses on TBA mortgage positions.

ESTIMATED TAXABLE INCOME

Taxable income for the quarter is estimated at $0.76 per share. The primary differences between tax and GAAP net income are (i) unrealized gains and losses associated with investment and derivative portfolios marked-to-market in current income for GAAP purposes but excluded from taxable income until realized or settled, (ii) temporary differences related to amortization of net premiums paid on investments and (iii) timing differences in the recognition of certain realized gains and losses.

STOCK REPURCHASE PROGRAM

During the three months ended June 30, 2013, the Board of Directors authorized the repurchase of up to an additional $100 million of the Company's outstanding shares of common stock through December 31, 2013. During the three months ended June 30, 2013, the Company made open market purchases of 2.9 million shares of its common stock at an average net purchase price of $21.34 per share, or $62.0 million. As of June 30, 2013, the Company has $81.3 million available for repurchase, of the total $150 million authorization.

SECOND QUARTER 2013 DIVIDEND DECLARATION
On June 18, 2013, the Board of Directors of the Company declared a second quarter dividend of $0.80 per share, payable on July 26, 2013, to common stockholders of record as of June 28, 2013. Since the August 2011 initial public offering, the Company has declared and paid a total of $214.6 million in dividends, or $6.30 per share.

After adjusting for the second quarter repurchases of common stock and accrued dividend, the Company had approximately $23.9 million, or $0.43 per share, of undistributed estimated taxable income as of June 30, 2013.

FINANCIAL STATEMENTS, OPERATING PERFORMANCE AND PORTFOLIO STATISTICS

American Capital Mortgage Investment Corp.
July 30, 2013

The following tables include certain measures of operating performance, such as net spread income and estimated taxable income, which are non-GAAP financial measures. Please refer to "Use of Non-GAAP Financial Information" later in this release for further discussion of non-GAAP measures.

American Capital Mortgage Investment Corp.
July 30, 2013

AMERICAN CAPITAL MORTGAGE INVESTMENT CORP.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012
	(unaudited)	(unaudited)	(audited)	(unaudited)	(unaudited)
Assets:
Agency securities, at fair value	$7,777,532	$6,535,598	$6,367,042	$6,337,238	$5,778,210
Non-agency securities, at fair value	930,647	727,351	681,403	552,787	337,645
Treasury securities, at fair value	1,002,784	—	—	—	—
Cash and cash equivalents	316,975	311,252	157,314	156,269	153,969
Restricted cash	45,869	32,158	28,493	15,756	20,437
Interest receivable	23,815	19,209	18,265	17,792	16,635
Derivative assets, at fair value	237,514	52,149	23,043	15,030	4,848
Receivable for securities sold	162,571	121,816	—	106,606	434,824
Receivable under reverse repurchase agreements	1,216,596	1,563,334	418,888	344,075	281,475
Other assets	194	480	1,692	746	557
Total assets	$11,714,497	$9,363,347	$7,696,140	$7,546,299	$7,028,600
Liabilities:
Repurchase agreements	$7,978,748	$6,137,343	$6,245,791	$6,117,783	$5,399,160
Payable for securities purchased	1,041,732	96,200	—	50,663	446,975
Derivative liabilities, at fair value	90,703	77,997	63,726	76,437	64,655
Dividend payable	44,857	53,075	32,368	32,636	32,636
Obligation to return securities borrowed under reverse repurchase agreements, at fair value	1,181,829	1,558,429	421,077	347,367	280,956
Accounts payable and other accrued liabilities	107,903	10,476	7,616	7,073	3,394
Total liabilities	10,445,772	7,933,520	6,770,578	6,631,959	6,227,776
Stockholders' equity:
Preferred stock, $0.01 par value; 50,000 shares authorized, 0 shares issued and outstanding, respectively	—	—	—	—	—
Common stock, $0.01 par value; 300,000 shares authorized, 56,071, 58,972, 35,964, 36,262 and 36,262 issued and outstanding, respectively	561	590	360	363	363
Additional paid-in capital	1,293,824	1,355,687	772,008	778,804	778,896
Retained earnings (deficit)	(25,660)	73,550	153,194	135,173	21,565
Total stockholders' equity	1,268,725	1,429,827	925,562	914,340	800,824
Total liabilities and stockholders' equity	$11,714,497	$9,363,347	$7,696,140	$7,546,299	$7,028,600

Net book value per common share	$22.63	$24.25	$25.74	$25.21	$22.08

American Capital Mortgage Investment Corp.
July 30, 2013

AMERICAN CAPITAL MORTGAGE INVESTMENT CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	For the Three Months Ended
	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012
Interest income:
Agency securities	$51,053	$40,183	$39,144	$37,311	$30,321
Non-agency securities	12,731	11,293	10,511	6,949	4,298
Other	143	91	113	95	76
Interest expense	(9,113)	(8,036)	(8,288)	(7,329)	(4,786)
Net interest income	54,814	43,531	41,480	37,026	29,909

Other gains (losses), net:
Realized gain (loss) on agency securities, net	(20,979)	8,674	26,977	23,566	17,096
Realized gain on non-agency securities, net	8,307	1,419	828	952	—
Realized loss on periodic settlements of interest rate swaps, net	(10,045)	(7,734)	(6,747)	(6,855)	(3,815)
Realized gain (loss) on other derivatives and securities, net	23,865	(2,448)	(791)	(29,132)	(17,387)
Unrealized gain (loss) on agency securities, net	(292,864)	(78,840)	(41,538)	95,477	65,511
Unrealized gain (loss) on non-agency securities, net	(23,751)	30,478	29,804	33,118	(1,023)
Unrealized gain (loss) on other derivatives and securities, net	213,307	(15,251)	5,631	(3,118)	(54,397)
Total other gains (losses), net	(102,160)	(63,702)	14,164	114,008	5,985

Expenses:
Management fees	5,079	4,444	3,005	2,945	2,606
General and administrative expenses	1,928	1,777	1,509	1,415	1,059
Total expenses	7,007	6,221	4,514	4,360	3,665

Income (loss) before excise tax	(54,353)	(26,392)	51,130	146,674	32,229
Excise tax	—	177	741	432	—
Net income (loss)	$(54,353)	$(26,569)	$50,389	$146,242	$32,229

Net income (loss) per common share - basic and diluted	$(0.94)	$(0.56)	$1.40	$4.03	$1.15

Weighted average number of common shares outstanding - basic and diluted	57,982	47,469	36,105	36,262	28,129

Dividends declared per common share	$0.80	$0.90	$0.90	$0.90	$0.90

American Capital Mortgage Investment Corp.
July 30, 2013

AMERICAN CAPITAL MORTGAGE INVESTMENT CORP.
RECONCILIATIONS OF GAAP NET INTEREST INCOME TO NET SPREAD AND TBA DOLLAR ROLL INCOME (1)
(in thousands, except per share data)
(unaudited)

	For the Three Months Ended
	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012
Interest income:
Agency securities	$51,053	$40,183	$39,144	$37,311	$30,321
Non-agency securities and other	12,874	11,384	10,624	7,044	4,374
Interest expense	(9,113)	(8,036)	(8,288)	(7,329)	(4,786)
Net interest income	54,814	43,531	41,480	37,026	29,909
Realized loss on periodic settlements of interest rate swaps, net	(10,045)	(7,734)	(6,747)	(6,855)	(3,815)
Adjusted net interest income	44,769	35,797	34,733	30,171	26,094
Operating expenses	(7,007)	(6,221)	(4,514)	(4,360)	(3,665)
Net spread income	37,762	29,576	30,219	25,811	22,429
TBA dollar roll income	23,214	8,033	—	—	—
Net spread and TBA dollar roll income	$60,976	$37,609	$30,219	$25,811	$22,429

Weighted average number of common shares outstanding - basic and diluted	57,982	47,469	36,105	36,262	28,129

Net spread income per common share - basic and diluted	$0.65	$0.62	$0.84	$0.71	$0.80
Net spread and TBA dollar roll income per common share – basic and diluted	$1.05	$0.79	$0.84	$0.71	$0.80

American Capital Mortgage Investment Corp.
July 30, 2013

AMERICAN CAPITAL MORTGAGE INVESTMENT CORP.
RECONCILIATIONS OF GAAP NET INCOME TO ESTIMATED TAXABLE INCOME(1)
(in thousands, except per share data)
(unaudited)

	For the Three Months Ended
	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012
Net income (loss)	$(54,353)	$(26,569)	$50,389	$146,242	$32,229
Estimated book to tax differences:
Unrealized (gains) and losses, net
Agency securities	292,864	78,840	41,538	(95,477)	(65,511)
Non-agency securities	23,751	(30,478)	(29,804)	(33,118)	1,023
Derivatives and other securities	(213,307)	15,251	(5,631)	3,118	54,397
Premium amortization, net	(5,730)	1,864	297	4,104	3,206
Realized (gains) losses	953	(1,360)	(2,404)	22,846	(441)
Excise tax and other	(36)	206	750	373	19
Total book to tax difference	98,495	64,323	4,746	(98,154)	(7,307)
Estimated taxable income	$44,142	$37,754	$55,135	$48,088	$24,922

Weighted average number of common shares outstanding - basic and diluted	57,982	47,469	36,105	36,262	28,129

Net estimated taxable income per common share – basic and diluted	$0.76	$0.80	$1.53	$1.33	$0.89

American Capital Mortgage Investment Corp.
July 30, 2013

AMERICAN CAPITAL MORTGAGE INVESTMENT CORP.
KEY PORTFOLIO STATISTICS*(1)
(in thousands, except per share data)
(unaudited)

	For the Three Months Ended
	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012
Ending agency securities, at fair value	$7,777,532	$6,535,598	$6,367,042	$6,337,238	$5,778,210
Ending agency securities, at cost	$8,011,964	$6,477,165	$6,229,770	$6,158,427	$5,694,876
Ending agency securities, at par	$7,597,458	$6,117,534	$5,904,666	$5,856,319	$5,435,087
Average agency securities, at cost	$7,288,238	$6,012,033	$5,841,326	$6,011,801	$4,475,694
Average agency securities, at par	$6,869,169	$5,692,708	$5,542,727	$5,726,255	$4,286,028

Ending non-agency securities, at fair value	$930,647	$727,351	$681,403	$552,787	$337,645
Ending non-agency securities, at cost	$859,224	$632,178	$616,707	$517,896	$335,872
Ending non-agency securities, at par	$1,500,219	$1,050,021	$1,045,891	$879,042	$559,468
Average non-agency securities, at cost	$751,723	$618,957	$605,956	$399,704	$235,875
Average non-agency securities, at par	$1,292,633	$1,040,534	$1,026,030	$664,628	$386,021

Net TBA - as of period end, at fair value	$90,795	$4,490,697	NM	NM	NM
Net TBA - as of period end, at cost	$147,236	$4,489,753	NM	NM	NM
Average TBA dollar roll position, at cost	$3,378,283	$746,793	NM	NM	NM

Average total assets, at fair value	$10,265,857	$8,222,549	$7,334,654	$7,527,346	$5,196,997
Average agency and non-agency repurchase agreements	$7,083,080	$5,832,005	$5,894,642	$5,834,747	$4,211,603
Average stockholders' equity	$1,379,448	$1,180,931	$915,085	$851,093	$652,091

Average coupon	3.20%	3.17%	3.23%	3.32%	3.42%
Average asset yield	3.17%	3.11%	3.08%	2.76%	2.94%
Average cost of funds (2)	1.08%	1.10%	1.01%	0.96%	0.82%
Average net interest rate spread	2.09%	2.01%	2.07%	1.80%	2.12%
Average net interest rate spread, including estimated TBA dollar roll income (3)	2.30%	2.27%	NM	NM	NM
Average actual CPR for agency securities held during the period	7.4%	6.3%	6.5%	6.7%	4.7%
Average projected life CPR for agency securities as of period end	6.3%	8.3%	9.3%	12.7%	9.5%

Leverage - average during the period (4)	5.1x	4.9x	6.4x	6.9x	6.5x
Leverage - average during the period, including average TBA dollar roll position	7.6x	5.6x	NM	NM	NM
Leverage - as of period end (5)	6.3x	4.3x	6.7x	6.6x	6.8x
Leverage - as of period end, including net TBA position	6.4x	7.4x	NM	NM	NM

American Capital Mortgage Investment Corp.
July 30, 2013

Expenses % of average total assets	0.3%	0.3%	0.2%	0.2%	0.3%
Expenses % of average stockholders' equity	2.0%	2.1%	2.0%	2.0%	2.3%
Net book value per common share as of period end	$22.63	$24.25	$25.74	$25.21	$22.08
Dividends declared per common share	$0.80	$0.90	$0.90	$0.90	$0.90
Net return on average stockholders' equity	(15.8)%	(9.1)%	21.8%	68.2%	19.8%
————————

*	Average numbers for each period are weighted based on days on the Company's books and records. All percentages are annualized.

NM	Not meaningful. Prior to the first quarter of 2013, the Company's net TBA position consisted of short TBAs used for hedging purposes.

(1)	Table includes non-GAAP financial measures. Refer to "Use of Non-GAAP Financial Information" for additional discussion of non-GAAP financial measures.

(2)	Weighted average cost of funds includes periodic settlements of interest rate swaps.

(3)
Estimated TBA dollar roll income is net of short TBAs used for hedging purposes. Dollar roll income excludes the impact of other supplemental hedges, and is recognized in gain (loss) on derivative instruments and other securities, net.

(4)
Leverage during the period was calculated by dividing the Company's daily weighted average agency and non-agency repurchase agreements for the period by the Company's average month-ended stockholders' equity for the period. Leverage excludes U.S. Treasury repurchase agreements.

(5)
Leverage at period end was calculated by dividing the sum of the amount outstanding under the Company's agency and non-agency repurchase agreements and the net receivable/payable for unsettled securities at period end by the Company's stockholders' equity at period end. Leverage excludes U.S. Treasury repurchase agreements.

STOCKHOLDER CALL

MTGE invites shareholders, prospective shareholders and analysts to attend the MTGE shareholder call on July 31, 2013 at 8:30 am ET. The call can be accessed through a live webcast, free of charge, at www.MTGE.com or by dialing (888) 317-6016 (U.S. domestic) or (412) 317-6016 (international). Please advise the operator you are dialing in for the American Capital Mortgage shareholder call. If you do not plan on asking a question on the call and have access to the internet, please take advantage of the webcast.
A slide presentation will accompany the call and will be available at www.MTGE.com. Select the Q2 2013 Earnings Presentation link to download and print the presentation in advance of the shareholder call.
An archived audio of the shareholder call combined with the slide presentation will be made available on the MTGE website after the call on July 31, 2013. In addition, there will be a phone recording available from 11:00 am ET July 31, 2013 until 9:00 am ET August 14, 2013. If you are interested in hearing the recording of the presentation, please dial (877) 344-7529 (U.S. domestic) or (412) 317-0088 (international). The conference number is 10031373.
For further information or questions, please contact our Investor Relations Department at (301) 968-9220 or IR@MTGE.com.

ABOUT AMERICAN CAPITAL MORTGAGE INVESTMENT CORP.

American Capital Mortgage Investment Corp. is a real estate investment trust formed in 2011 that invests in and manages a leveraged portfolio of agency mortgage investments, non-agency mortgage investments and other mortgage-related investments. The Company is externally managed and advised by American Capital MTGE Management, LLC, an affiliate of American Capital, Ltd. ("American Capital"). For further information please refer to www.MTGE.com.

ABOUT AMERICAN CAPITAL

American Capital (Nasdaq: ACAS) is a publicly traded private equity firm and global asset manager. American Capital, both directly and through its asset management business, originates, underwrites and manages

American Capital Mortgage Investment Corp.
July 30, 2013

investments in middle market private equity, leveraged finance, real estate, energy & infrastructure and structured products. American Capital manages $21 billion, including assets on its balance sheet and fee earning assets under management by affiliated managers, with $112 billion of total assets under management (including levered assets). Through an affiliate, American Capital manages publicly traded American Capital Agency Corp. (Nasdaq: AGNC) with approximately $10 billion of net book value and American Capital Mortgage Investment Corp. (Nasdaq: MTGE) with approximately $1 billion of net book value. From its eight offices in the U.S. and Europe, American Capital and its affiliate, European Capital, will consider investment opportunities from $10 million to $750 million. For further information, please refer to www.AmericanCapital.com.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management of the Company at the time of such statements and are not guarantees of future performance. Forward-looking statements involve risks and uncertainties in predicting future results and conditions. Actual results could differ materially from those projected in these forward-looking statements due to a variety of factors, including, without limitation, changes in interest rates, changes in the yield curve, changes in prepayment rates, the availability and terms of financing, changes in the market value of our assets, general economic conditions, market conditions, conditions in the market for agency and non-agency securities and mortgage related investments, and legislative and regulatory changes that could adversely affect the business of the Company. Certain factors that could cause actual results to differ materially from those contained in the forward-looking statements, are included in the Company's periodic reports filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC's website, www.sec.gov. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt or new information, or otherwise.

USE OF NON-GAAP FINANCIAL INFORMATION

In addition to the results presented in accordance with GAAP, this release includes certain non-GAAP financial information, including net spread income, estimated taxable income and certain financial metrics derived from non-GAAP information, such as estimated undistributed taxable income, which the Company's management uses in its internal analysis of results, and believes may be informative to investors.

GAAP interest income does not include interest earned on non-agency securities underlying our Linked Transactions, and GAAP interest expense does not include either interest related to repurchase agreements underlying our Linked Transactions, or periodic settlements associated with undesignated interest rate swaps. Interest income and expense related to Linked Transactions is reported within unrealized loss and net interest income on linked transactions, net and periodic interest settlements associated with undesignated interest rate swaps are reported in realized gain (loss) on periodic settlements of interest rate swaps on our consolidated statement of operations. As we believe that these items are beneficial to the understanding of our investment performance, we provide a non-GAAP measure called adjusted net interest income, which is comprised of net interest income plus the net interest income related to Linked Transactions, less net periodic settlements of interest rates swaps. Additionally, we present net spread income as a measure of our operating performance. Net spread income is comprised of adjusted net interest income, less total operating expenses. Net spread income excludes all unrealized gains or losses due to changes in fair value, realized gains or losses on sales of securities, realized losses associated with derivative instruments and income taxes.

American Capital Mortgage Investment Corp.
July 30, 2013

Estimated taxable income is pre-tax income calculated in accordance with the requirements of the Internal Revenue Code rather than GAAP. Estimated taxable income differs from GAAP income because of both temporary and permanent differences in income and expense recognition. Examples include (i) temporary differences for unrealized gains and losses on derivative instruments and investment securities recognized in current income for GAAP but excluded from estimated taxable income until realized or settled, (ii) temporary differences related to the amortization of premiums and discounts paid on investments, and (iii) timing differences in the recognition of certain realized gains and losses. Furthermore, taxable income can include certain estimated information and is subject to potential adjustments up to the time of filing of the appropriate tax returns, which occurs after the end of the calendar year of the Company.

The Company believes that these non-GAAP financial measures provide information useful to investors because net spread income is a financial metric used by management and investors and estimated taxable income is directly related to the amount of dividends the Company is required to distribute in order to maintain its REIT tax qualification status.

The Company also believes that providing investors with our net spread income, estimated taxable income and certain financial metrics derived from such non-GAAP financial information, in addition to the related GAAP measures, gives investors greater transparency to the information used by management in its financial and operational decision-making. However, because net spread income and estimated taxable income are incomplete measures of the Company's financial performance and involve differences from net income computed in accordance with GAAP, they should be considered as supplementary to, and not as a substitute for, the Company's net income computed in accordance with GAAP as a measure of the Company's financial performance. In addition, because not all companies use identical calculations, our presentation of net spread income and estimated taxable income may not be comparable to other similarly-titled measures of other companies.